Exhibit 3.1

Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE

ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "EXPEDITE 3 INC.",

CHANGING ITS NAME FROM "EXPEDITE 3 INC." TO "XYBERHOME, INC.", FILED IN THIS OFFICE ON THE

FOURTEENTH DAY OF JANUARY, A.D. 2009, AT 2:44 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF

DEEDS.

4430603 8100 090036477	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 67083708 DATE: 01-15-09

State of Delaware
Secrets of State
Division of Corporation
Delivered 02:43 PM 01/14/2009
FILED 02:44 PM 01/14/2009
SRV 090036477 - 4430603 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

EXPEDITE 3 INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is EXPEDITE 3 INC.

2. The certificate of incorporation of the corporation is hereby amended by striking out ARTICLE 1 thereof and by substituting in lieu of said Article the following new Article: ARTICLE 1: The name of the corporation is XYBERHOME, INC.

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on January 9, 2009

/s/ Malcolm Meyers
Malcolm Meyers
President &Director